Exhibit 4.1

Execution Version

SYSCO CORPORATION,

as Issuer,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Guarantors,

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

THIRTY-FIRST SUPPLEMENTAL INDENTURE

Dated as of June 22, 2017

Supplementing the Indenture

dated as of June 15, 1995

THIRTY-FIRST SUPPLEMENTAL INDENTURE (this “Thirty-First Supplemental Indenture”) dated as of the 22nd day of June, 2017, among SYSCO CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Issuer”), the SUBSIDIARY GUARANTORS named on Schedule I hereto (each, a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”);

WHEREAS, the Issuer and the Subsidiary Guarantors desire to designate the Trustee as trustee under the Original Indenture (as defined below) solely with respect to the Notes (as defined below) and any other Securities (as defined below) issued thereunder for which the Trustee may be designated from time to time as trustee, in lieu of The Bank of New York Mellon Trust Company, N.A. (“BONYM”), and the Trustee desires to accept such designation; and

WHEREAS, the Issuer has heretofore executed and delivered an Indenture dated as of June 15, 1995 (as supplemented by the Thirteenth Supplemental Indenture described below, the “Original Indenture,” and as further supplemented by this Thirty-First Supplemental Indenture, the “Indenture”) providing for the issuance by the Issuer from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”); and

WHEREAS, the Issuer has heretofore executed and delivered to BONYM (i) a First Supplemental Indenture dated as of June 27, 1995 providing for the issuance by the Issuer of $150,000,000 aggregate principal amount of 6 1⁄2% Senior Notes due June 15, 2005, (ii) a Second Supplemental Indenture dated as of May 1, 1996 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 7% Senior Notes due May 1, 2006, (iii) a Third Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Issuer of $50,000,000 aggregate principal amount of 7.16% Debentures due April 15, 2027, (iv) a Fourth Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Issuer of $100,000,000 aggregate principal amount of 7.25% Senior Notes due April 15, 2007, (v) a Fifth Supplemental Indenture dated as of July 27, 1998 providing for the issuance by the Issuer of $225,000,000 aggregate principal amount of 6 1⁄2% Debentures due August 1, 2028, (vi) a Sixth Supplemental Indenture dated as of April 5, 2002 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 4.75% Notes due July 30, 2005, (vii) a Seventh Supplemental Indenture dated as of March 5, 2004 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 4.60% Senior Notes due March 15, 2014, (viii) an Eighth Supplemental Indenture dated as of September 22, 2005 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.375% Senior Notes due September 21, 2035, (ix) a Ninth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 4.20% Senior Notes due February 12, 2013, (x) a Tenth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.25% Senior Notes due February 12, 2018, (xi) an Eleventh Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 5.375% Senior Notes due March 17, 2019, (xii) a Twelfth Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 6.625% Senior Notes due March 17, 2039, (xiii) a Thirteenth Supplemental Indenture dated as of February 17, 2012 to reflect, among other things, the addition of certain guarantees of Securities outstanding and unpaid as of January 19, 2011 and to provide for the possibility of additional guarantees of payment obligations on new Securities that may thereafter be issued under the indenture dated as of June 15, 1995 (the “Thirteenth Supplemental Indenture”), (xiv) a Fourteenth Supplemental Indenture dated as of June 12, 2012 providing for the issuance by the Issuer of $300,000,000 aggregate principal amount of 0.55% Senior Notes due 2015, (xv) a Fifteenth Supplemental Indenture dated as of June 12, 2012 providing for the issuance by the Issuer of $450,000,000 aggregate principal amount of 2.60% Senior Notes due 2022, (xvi) a Sixteenth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 1.45% Senior Notes due 2017, (xvii) a Seventeenth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $750,000,000 aggregate principal amount of 2.35% Senior Notes due 2019, (xviii) an Eighteenth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $750,000,000 aggregate principal amount of 3.00% Senior Notes due 2021, (xix) a Nineteenth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $1,250,000,000 aggregate principal amount of 3.50% Senior Notes due 2024, (xx) a Twentieth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $750,000,000 aggregate principal amount of 4.35% Senior Notes due 2034, (xxi) a Twenty-First Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $1,000,000,000 aggregate principal amount of 4.50% Senior Notes due 2044, (xxii) a Twenty-Second Supplemental Indenture dated as of September 28, 2015 to reflect, among other things, the addition of certain guarantees of Securities outstanding and unpaid as of September 28, 2015, (xxiii) a Twenty-Third Supplemental Indenture dated as of September 28, 2015 providing for the issuance by the Issuer of $750,000,000 aggregate principal amount of 2.60% Senior Notes due 2020, (xxiv) a Twenty-Fourth Supplemental Indenture dated as of September 28, 2015 providing for the issuance by the Issuer of $750,000,000 aggregate principal amount of 3.75% Senior Notes due 2025, (xxv) a Twenty-Fifth Supplemental Indenture dated as of September 28, 2015 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 4.85% Senior Notes due 2045, (xxvi) a Twenty-Sixth Supplemental Indenture dated as of April 1, 2016 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 1.90% Senior Notes due 2019, (xxvii) a Twenty-Seventh Supplemental Indenture dated as of April 1, 2016 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 2.50% Senior Notes due 2021, (xxviii) a Twenty-Eighth Supplemental Indenture dated as of April 1, 2016 providing for the issuance by the Issuer of $1,000,000,000 aggregate principal amount of 3.30% Senior Notes due 2026, (xxix) a Twenty-Ninth Supplemental Indenture dated as of April 1, 2016 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 4.50% Senior Notes due 2046 and (xxix) a Thirtieth Supplemental Indenture dated as of June 23, 2016 providing for the issuance by the Issuer of €500,000,000 aggregate principal amount of 1.250% Senior Notes due 2023; and

WHEREAS, the Issuer, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, including Sections 2.3 and 8.1 thereof, and pursuant to appropriate resolutions of the Board of Directors and the Chief Financial Officer of the Issuer has duly determined to make, execute and deliver to the Trustee this Thirty-First Supplemental Indenture to the Original Indenture as permitted by Sections 2.1, 2.3 and 8.1 of the Original Indenture in order to establish the form or terms of, and to provide for the creation and issue of, a series of Securities under the Original Indenture in the aggregate principal amount of $750,000,000; and

WHEREAS, the Subsidiary Guarantors, in the exercise of their power and authority conferred upon and reserved to them under the provisions of the Original Indenture, including Section 2.3 thereof, and pursuant to appropriate resolutions of the Board of Directors or other governing body of each of the Subsidiary Guarantors has duly determined to make, execute and deliver to the Trustee this Thirty-First Supplemental Indenture to the Original Indenture as permitted by Sections 2.3 and 13.1 of the Original Indenture in order to establish the terms of the Guarantees of the 3.250% Senior Notes due 2027 and the obligations of the Issuer thereunder; and

WHEREAS, all things necessary to make the Securities provided for herein, when executed by the Issuer and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Original Indenture set forth against payment therefor, the valid, binding and legal obligations of the Issuer and the Subsidiary Guarantors and to make this Thirty-First Supplemental Indenture a valid, binding and legal agreement of the Issuer and the Subsidiary Guarantors, have been done;

NOW, THEREFORE, THIS THIRTY-FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of a series of Securities, and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Thirty-First Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

1.1.    Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless that term is otherwise defined herein.

1.2.    Section References. Each reference to a particular section set forth in this Thirty-First Supplemental Indenture shall, unless the context otherwise requires, refer to this Thirty-First Supplemental Indenture.

ARTICLE II

TITLE AND TERMS OF SECURITIES

2.1 Title of the Securities. This Thirty-First Supplemental Indenture hereby establishes a series of Securities designated as the “3.250% Senior Notes due 2027” of the Issuer (the “Notes”). For purposes of the Original Indenture, the Notes shall constitute a single series of Securities.

2.2 Term of the Notes. The Notes shall mature on July 15, 2027 (the “Stated Maturity”). In the event that the Stated Maturity of any Note is not a Business Day, principal and interest payable at maturity shall be paid on the next succeeding Business Day with the same effect as if that Business Day were the Stated Maturity and no interest shall accrue or be payable for the period from and after the Stated Maturity to the next succeeding Business Day.

2.3 Amount and Denominations; Currency of Payment. The aggregate principal amount in which the Notes may be initially issued under this Thirty-First Supplemental Indenture is limited to $750,000,000. The Issuer, without the consent of the Holders thereof, may issue additional Notes from time to time after the date hereof; provided that such additional Notes must have the same ranking, interest rate, maturity and other terms as the initially issued Notes. Any additional Notes shall be consolidated and form a single series with the Notes then outstanding, except for issue date, authentication date, issue price and, if applicable, first interest payment date.

The Notes shall be issued in the form of one or more Registered Global Securities in the name of Cede & Co., as registered owner and nominee for The Depository Trust Company, New York, New York (“DTC”). DTC shall initially act as Depositary for the Notes.

The Notes shall be denominated in United States dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

2.4 Interest and Interest Rates. Each Note shall bear interest at the rate of 3.250% per annum from the date of issue or from the most recent Interest Payment Date (as defined in Section 2.5 below) to which interest on such Note has been paid or duly provided for, commencing with the Interest Payment Date next succeeding the date of issue, until the principal thereof is paid or made available for payment. Interest shall be payable to the Person in whose name a Note is registered at the close of business on the Regular Record Date (as defined in Section 2.5 below) next preceding an Interest Payment Date. Notwithstanding the foregoing, if a Note is originally issued after the Regular Record Date and before the corresponding Interest Payment Date, the first payment of interest on the Note shall be made on the next succeeding Interest Payment Date to the Person in whose name that Note was registered on the Regular Record Date with respect to such next succeeding Interest Payment Date. Interest on each Note shall be computed on the basis of a 360-day year comprising twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

2.5 Interest Payments. The interest payment dates for each Note shall be January 15 and July 15, in each year (the “Interest Payment Dates”), beginning January 15, 2018, and the regular record dates shall be the January 1 and July 1, whether or not a Business Day (the “Regular Record Dates”) preceding those Interest Payment Dates, respectively. Interest shall also be payable at maturity of any Note.

If an Interest Payment Date with respect to the Notes would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day with respect to the Notes and no interest shall accrue or be payable on such next succeeding Business Day for the period from and after such original Interest Payment Date to such next succeeding Business Day.

Except as provided in the immediately preceding paragraph, interest payments shall be in the amount of interest accrued to, but excluding, the Interest Payment Date.

2.6 Place of Payment, Transfer and Exchange. The Issuer authorizes and appoints the Trustee as the sole paying agent (the “Paying Agent”) with respect to any Notes represented by Registered Global Securities, without prejudice to the Issuer’s authority to appoint additional paying agents from time to time pursuant to Section 3.4 of the Original Indenture. Payments of principal on each Note and interest thereon payable at maturity or upon redemption shall be made in immediately available funds in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the request of the Holder, at the office or agency of the Paying Agent in New York, New York or any other duly appointed Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make the payments in immediately available funds in accordance with its normal procedures. So long as any Notes are represented by a Registered Global Security, interest (other than interest payable at maturity or upon redemption) shall be paid in immediately available funds by wire transfer to the Depositary for such Notes, on the written order of the Depositary. In addition, the Issuer may maintain an agent, in such location or locations as the Issuer may select, to provide the Holders with an office at which they may present the Notes for payment. The Issuer hereby acknowledges that any such agent so maintained will accept Notes for presentment, take payment instructions from the Holder and forward the Notes presented and any related payment instructions to the Paying Agent by overnight courier, for next day delivery. Notes presented as set forth in the previous sentence shall be deemed to be presented to the Paying Agent on the Business Day next succeeding the day the Notes are delivered to such agent. Payment of interest (other than interest payable in accordance with the preceding provisions of this paragraph) will, subject to certain exceptions provided in the Original Indenture, be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register as of the applicable Regular Record Date or, at the option of the Issuer, by wire transfer to an account maintained by such Person with a bank located in the United States.

The Issuer appoints the Trustee as the sole Security registrar with respect to the Notes, without prejudice to the Issuer’s authority to appoint additional Security registrars from time to time pursuant to Section 2.8 of the Original Indenture. The Notes may be presented by the Holders thereof for registration of transfer or exchange at the office or agency of the Security registrar or any successor or co-registrar in New York, New York. In addition, the Issuer may maintain an agent, in such location or locations as the Issuer may select, to provide the Holders with an office at which they may present the Notes for registration of transfer or exchange. The Issuer hereby acknowledges that any such agent so maintained by the Issuer will accept Notes for registration of transfer or exchange and forward those Notes to the Security registrar by overnight courier, for next day delivery. Notes accepted as set forth in the immediately preceding sentence shall be deemed to be presented to the Security registrar on the Business Day next succeeding the day that Notes are delivered to such agent.

2.7 No Sinking Fund. The Notes shall not be subject to any sinking fund.

2.8 Redemption at the Option of the Issuer. At any time before April 15, 2027, the Notes are redeemable as a whole or in part, at the option of the Issuer, at a redemption price, calculated by the Quotation Agent, equal to the greater of the following amounts, plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to the date of redemption: (i) 100% of the principal amount of the Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of the principal of and interest on the Notes to be redeemed that would be due if the Notes matured on April 15, 2027 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points. At any time on or after April 15, 2027, the Notes are redeemable as a whole or in part, at the option of the Issuer, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the date of redemption.

As used in this Section 2.8 only, the terms set forth below shall have the following respective meanings:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes (assuming the Notes matured on April 15, 2027) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming the Notes matured on April 15, 2027).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means Goldman Sachs & Co. LLC or its successor.

“Reference Treasury Dealer” means each of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC or their respective affiliates which are Primary Treasury Dealers, and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to a particular Reference Treasury Dealer and a particular redemption date, the average, as calculated by the Quotation Agent, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

All determinations made by the Quotation Agent with respect to determining the redemption price will be final and binding on all parties, absent manifest error.

Notice of any redemption will be given at least 30 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed, or as otherwise provided in accordance with DTC procedures. If fewer than all of the Notes are to be redeemed, the Trustee will select the particular Notes or portions of Notes to be redeemed by lot or pro rata or by another method the Trustee deems fair and appropriate (in each case, to the extent such Notes are held in global form, subject to the procedures of DTC).

Unless the Issuer defaults in payment of the redemption price, on or after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

2.9    Change of Control Repurchase Event. If a Change of Control Repurchase Event (as defined below) occurs, unless the Issuer has exercised its right to redeem the Notes as described above or has defeased the Notes pursuant to Section 10.1 of the Original Indenture, the Issuer will be required to make an irrevocable offer to each Holder of Notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control (as defined below), but in either case, after the public announcement of the Change of Control, the Issuer will give, or shall cause to be given, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event, offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), disclosing that any Note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering Notes. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Issuer must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached the obligations of the Issuer under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Issuer will be required, to the extent lawful, to: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased.

The Paying Agent will promptly distribute to each Holder of Notes properly tendered the purchase price for the Notes deposited by the Issuer. The Issuer will execute, and the Authenticating Agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered provided that each new Note will be in a principal amount of an integral multiple of $1,000. The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

As used in this Section 2.9, the terms set forth below shall have the following respective meanings:

“Below Investment Grade Ratings Event” means that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies (as defined below) has publicly announced that it is considering a possible ratings change), the Notes cease to be rated Investment Grade (as defined below) by at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock (as defined below) of the Issuer or other Voting Stock into which the Voting Stock of the Issuer is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the consolidated assets of the Issuer, including the assets of the subsidiaries of the Issuer, taken as a whole, to one or more Persons (other than the Issuer or one of its subsidiaries); (4) the first day on which a majority of the members of the Board of Directors is composed of members who are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Issuer. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Issuer immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event for the Notes. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Issuer in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Issuer may appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating agency” as defined in the Exchange Act.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

2.10 Form and Other Terms of the Notes. Attached hereto as Annex A is a form of a Note denominated in United States dollars, which form is hereby established as a form in which Notes may be issued. In addition, any Note may be issued in such other form as may be provided by, or not inconsistent with, the terms of the Original Indenture and this Thirty-First Supplemental Indenture.

2.11 Appointment. The Company hereby appoints, and the Trustee hereby accepts and acknowledges the appointment of, the Trustee as the Trustee under the Indenture for and with respect to the Notes, with the Trustee hereby being vested with all rights, powers, trusts and duties of the Trustee (as defined in the Original Indenture) under the Indenture with respect to the Notes. The Company and the Trustee hereby acknowledge that BONYM shall continue as the Trustee (as defined in the Original Indenture), and shall continue to have all rights, powers, trusts and duties of the Trustee (as defined in the Original Indenture), under the Original Indenture with respect to all existing series of Securities other than the Notes.

ARTICLE III

SUBSIDIARY GUARANTEES

3.1 Guarantee.

(a)    Each Subsidiary Guarantor, on a joint and several basis, hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Notes, when and as the same shall become due and payable according to the terms of the Notes and as more fully described in the Indenture, and any other amounts payable under the Indenture (the “Obligations”).

(b)     It is the intention of each Subsidiary Guarantor that its Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Guarantee. To effectuate the foregoing intention, the amount guaranteed by each Subsidiary Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, result in the Obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11 of the U.S. Code, or any similar federal or state law for the relief of debtors.

(c)     Following the date of this Thirty-First Supplemental Indenture, prior to the guarantee of any previously Outstanding Securities issued pursuant to the Original Indenture or the initial issuance of Securities that are to be guaranteed, in either case by a Person that is not a Subsidiary Guarantor (or, if provided by the terms of the Original Indenture, a successor to a Subsidiary Guarantor), the parties hereto and such Person shall enter into a supplemental indenture pursuant to Section 2.3 of the Original Indenture whereby such Person shall become a Subsidiary Guarantor under this Thirty-First Supplemental Indenture.

(d)    Following the date of this Thirty-First Supplemental Indenture, the Issuer shall cause any wholly owned Domestic Subsidiary that is not a Subsidiary Guarantor and that becomes a guarantor under any other Indebtedness of the Issuer or the Existing Notes to execute and deliver to the Trustee within 30 days of becoming a guarantor under any other Indebtedness of the Issuer or the Existing Notes, a supplemental indenture pursuant to which such wholly owned Domestic Subsidiary shall become a Subsidiary Guarantor and shall provide a Guarantee.

As used in this Section 3.1, the terms set forth below shall have the following respective meanings:

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Domestic Subsidiary” means any Subsidiary of a Person that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Existing Notes” means the senior notes of the Issuer issued pursuant to the Original Indenture, as it may be amended, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or accrued liabilities, incurred or accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others and (g) all Capital Lease Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest; provided, precautionary or other filings filed in connection with operating leases of the Issuer or any Subsidiary shall not constitute Liens.

3.2 Guarantee Absolute. Each Subsidiary Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Original Indenture and this Thirty-First Supplemental Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Notes or the Trustee with respect thereto. The liability of each Subsidiary Guarantor under its Guarantee shall be absolute and unconditional irrespective of:

(a)     any lack of validity, enforceability or genuineness of any provision of the Indenture, the Notes or any other agreement or instrument relating thereto;

(b)     any change in the time, manner or place of payment of, or in any other term of, any or all of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture;

(c)     any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations;

(d)     the absence of any action to enforce same, or any waiver or consent by the Trustee or any Holder of Notes with respect to any provisions of the Indenture; or

(e)     any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Issuer or a Subsidiary Guarantor.

3.3 Ranking. Each Subsidiary Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes a senior unsecured obligation of such Subsidiary Guarantor ranking pari passu with all existing and future unsecured indebtedness of such Subsidiary Guarantor.

3.4 Waiver; Subrogation.

(a)     Each Subsidiary Guarantor hereby waives promptness, diligence, presentment, demand of payment, notice of acceptance and any other notice with respect to its Guarantee and any requirement that the Trustee, or the Holders of any Notes, protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other Person or any collateral.

(b)     Each Subsidiary Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor’s obligations under the Indenture (including its Guarantee), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Trustee, or the Holders of any Notes, against the Issuer or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to such Subsidiary Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under the Guarantees, such amount shall be held in trust for the benefit of the Trustee and the Holders of any Notes and shall forthwith be paid to the Trustee, to be credited and applied to the Obligations and all other amounts payable under its Guarantee, whether matured or unmatured, in accordance with the terms of the Indenture (including the Guarantees), or be held as collateral for any Obligations or other amounts payable under the Guarantees thereafter arising. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture (including its Guarantee) and that the waiver set forth in this Section 3.4 is knowingly made in contemplation of such benefits.

3.5 No Waiver; Remedies. No failure on the part of the Trustee or any Holder of Notes to exercise, and no delay in exercising, any right under this Article III shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Article III preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Article III are cumulative and not exclusive of any remedies provided by law.

3.6 Continuing Guarantee; Transfer of Interest. Each Subsidiary Guarantor’s Guarantee is a continuing guarantee of such Subsidiary Guarantor and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which such Subsidiary Guarantor shall consolidate with or merge into the Issuer or any successor thereto, (ii) the date, if any, on which the Issuer or any successor thereto shall consolidate with or merge into such Subsidiary Guarantor and (iii) payment in full of the Obligations, (b) be binding upon such Subsidiary Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Holder of Notes, the Trustee, and by their respective successors, transferees, and assigns. Each Guarantee is a guarantee of payment and not a guarantee of collection.

3.7 Reinstatement. The Guarantees shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Holder of Notes or the Trustee upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

3.8 Severability; Amendment. If any provision or any application of this Article III shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each Subsidiary Guarantor may amend the provisions of this Article III with respect to such Subsidiary Guarantor at any time for any purpose without the consent of the Trustee or any Holder of Notes; provided, however, that if such amendment adversely affects (a) the rights of the Trustee or (b) any Holder of Notes, then (i) the prior written consent of the Trustee (in the case of (b), acting at the written direction of the Holders of more than 50% in aggregate principal amount of the Notes) shall be required and (ii) such Subsidiary Guarantor shall give written notice of any such change to any nationally recognized statistical ratings organization that, at the time such amendment is put into effect, has provided then-current ratings applicable to any of the Obligations.

3.9 Notices. All communications and notices to any Guarantor hereunder shall be made in writing and deemed to have been duly given if mailed or transmitted to the Issuer in accordance with the Original Indenture.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1 Trustee and Paying Agent. The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of the Notes, any Guarantee, this Thirty-First Supplemental Indenture or the proper authorization or the due execution hereof by the Issuer or any Subsidiary Guarantor or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer.

4.2 Effect of Amendment. Except as expressly amended hereby, the Original Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed. This Thirty-First Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided. Notwithstanding anything in the Original Indenture or this Thirty-First Supplemental Indenture to the contrary, to the extent any provisions of this Thirty-First Supplemental Indenture or any Notes issued hereunder shall conflict with any provision of the Original Indenture, the provisions of this Thirty-First Supplemental Indenture or the Notes, as applicable, shall control with respect to the Notes but not any other series of Securities.

4.3 Governing Law. THIS THIRTY-FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.4 Waiver of Jury Trial. EACH OF THE PARTIES HERETO (AND EACH NOTEHOLDER BY ACCEPTANCE OF A NOTE) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS THIRTY-FIRST SUPPLEMENTAL INDENTURE, THE ORIGINAL INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

4.5 Instructions. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using the following communications methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder (collectively, “Electronic Means”); provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a Person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

4.6 FATCA Withholding Tax. The Issuer hereby covenants with the Trustee and each Paying Agent that it will provide the Trustee and such Paying Agent with sufficient information so as to enable the Trustee and such Paying Agent to determine whether or not each of the Trustee and such Paying Agent, respectively, is obliged, in respect of any payments to be made by it pursuant to the Indenture, to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended, any regulations or other official guidance thereunder (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement). The Trustee and each Paying Agent shall be entitled to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement) (collectively, “FATCA Withholding Tax”), and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax.

This Thirty-First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Thirty-First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

SYSCO CORPORATION

By:	/s/ Gregory Keyes
	Name:	Gregory Keyes
	Title:	Vice President and Treasurer

SUBSIDIARY GUARANTORS (listed on Schedule I)

By:	/s/ Gregory Keyes
	Name:	Gregory Keyes
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

SCHEDULE I

Exact Name of Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Sysco Albany, LLC	Delaware

Sysco Atlanta, LLC	Delaware

Sysco Baltimore, LLC	Delaware

Sysco Baraboo, LLC	Delaware

Sysco Boston, LLC	Delaware

Sysco Central Alabama, Inc.	Delaware

Sysco Central California, Inc.	California

Sysco Central Florida, Inc.	Delaware

Sysco Central Illinois, Inc.	Delaware

Sysco Central Pennsylvania, LLC	Delaware

Sysco Charlotte, LLC	Delaware

Sysco Chicago, Inc.	Delaware

Sysco Cincinnati, LLC	Delaware

Sysco Cleveland, Inc.	Delaware

Sysco Columbia, LLC	Delaware

Sysco Connecticut, LLC	Delaware

Sysco Detroit, LLC	Delaware

Sysco Eastern Maryland, LLC	Delaware

Sysco Eastern Wisconsin, LLC	Delaware

Sysco Grand Rapids, LLC	Delaware

Sysco Gulf Coast, Inc.	Delaware

Sysco Hampton Roads, Inc.	Delaware

Sysco Indianapolis, LLC	Delaware

Sysco Iowa, Inc.	Delaware

Sysco Jackson, LLC	Delaware

Sysco Jacksonville, Inc.	Delaware

Sysco Kansas City, Inc.	Missouri

Sysco Knoxville, LLC	Delaware

Sysco Lincoln, Inc.	Nebraska

Sysco Long Island, LLC	Delaware

Sysco Los Angeles, Inc.	Delaware

Exact Name of Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Sysco Louisville, Inc.	Delaware

Sysco Memphis, LLC	Delaware

Sysco Metro New York, LLC	Delaware

Sysco Minnesota, Inc.	Delaware

Sysco Montana, Inc.	Delaware

Sysco Nashville, LLC	Delaware

Sysco North Dakota, Inc.	Delaware

Sysco Northern New England, Inc.	Maine

Sysco Philadelphia, LLC	Delaware

Sysco Pittsburgh, LLC	Delaware

Sysco Portland, Inc.	Delaware

Sysco Raleigh, LLC	Delaware

Sysco Riverside, Inc.	Delaware

Sysco Sacramento, Inc.	Delaware

Sysco San Diego, Inc.	Delaware

Sysco San Francisco, Inc.	California

Sysco Seattle, Inc.	Delaware

Sysco South Florida, Inc.	Delaware

Sysco Southeast Florida, LLC	Delaware

Sysco Spokane, Inc.	Delaware

Sysco St. Louis, LLC	Delaware

Sysco Syracuse, LLC	Delaware

Sysco USA I, Inc.	Delaware

Sysco USA II, LLC	Delaware

Sysco Ventura, Inc.	Delaware

Sysco Virginia, LLC	Delaware

Sysco West Coast Florida, Inc.	Delaware

Sysco Western Minnesota, Inc.	Delaware

Annex A

[FORM OF FACE OF SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

SYSCO CORPORATION 3.250% Senior Note due 2027

No. SC-0001	CUSIP: 871829 BF3

PRINCIPAL AMOUNT: $	AUTHENTICATION DATE:

ORIGINAL ISSUE DATE:	STATED MATURITY: July 15, 2027

INTEREST RATE: 3.250% per annum	SUBJECT TO DEFEASANCE PURSUANT TO SECTION 10.1 OF THE INDENTURE REFERRED TO HEREIN

ISSUE PRICE: % of principal amount

Sysco Corporation, a corporation organized and existing under the laws of the State of Delaware (herein called the “Issuer”, which term includes any successor Person under the Indenture referred to herein), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of                      U.S. DOLLARS ($        ) on July 15, 2027 (the “Stated Maturity”) and to pay interest thereon at the rate of 3.250% per annum, computed on the basis of a 360-day year comprising twelve 30-day months, from June 22, 20171 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on January 15 and July 15 in each year and at the Stated Maturity or upon redemption, commencing January 15, 20182 until the principal hereof is paid or made available for payment. If an Interest Payment Date would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day and no interest shall accrue or be payable on such next succeeding Business Day for the period from and after such original Interest Payment Date to such next succeeding Business Day. Except as provided in the immediately preceding sentence, interest payments shall be in the amount of interest accrued to, but excluding, the applicable Interest Payment Date.

The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to herein, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

[1]	Or such later date as is appropriate in the case of additional Notes.
[2]	Or such later date as is appropriate in the case of additional Notes.

Payments of principal on this Note and interest payable on this Note at the Stated Maturity or upon redemption of this Note shall be made in immediately available funds in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the request of the Holder upon presentation and surrender of this Note, at the office or agency of the Paying Agent in New York, New York or any other duly appointed Paying Agent, provided that this Note is presented to the Paying Agent in time for the Paying Agent to make payments in immediately available funds in accordance with its normal procedures. So long as any 3.250% Senior Notes due 2027 of the Issuer (the “Notes”) are represented by a Registered Global Security, interest (other than interest payable at maturity or upon redemption) shall be paid in immediately available funds by wire transfer to the Depositary for such Notes, on the written order of the Depositary. In addition, the Issuer may maintain an agent, in such location or locations as the Issuer may select, to provide the Holders with an office at which they may present the Notes for payment. Notes presented to an agent in accordance with the provisions of the Indenture referred to herein shall be deemed to be presented to the Paying Agent on the Business Day next succeeding the day the Notes are delivered to such agent.

Payment of interest (other than interest payable in accordance with the provisions of the immediately preceding paragraph) will, subject to certain exceptions provided in the Indenture referred to herein, be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register as of the applicable Regular Record Date or, at the option of the Issuer, by wire transfer to an account maintained by such Person with a bank located in the United States.

At any time before April 15, 2027, the Notes are redeemable as a whole or in part, at the option of the Issuer, at a redemption price, calculated by the Quotation Agent, equal to the greater of the following amounts, plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to the date of redemption: (i) 100% of the principal amount of the Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of the principal of and interest on the Notes to be redeemed that would be due if the Notes matured on April 15, 2027 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points. At any time on or after April 15, 2027, the Notes are redeemable as a whole or in part, at the option of the Issuer, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the date of redemption.

As used in this paragraph and in the immediately two preceding paragraphs only, the terms set forth below shall have the following respective meanings:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes (assuming the Notes matured on April 15, 2027) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming the Notes matured on April 15, 2027).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means Goldman Sachs & Co. LLC or its successor.

“Reference Treasury Dealer” means each of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC or their respective affiliates which are Primary Treasury Dealers, and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to a particular Reference Treasury Dealer and a particular redemption date, the average, as calculated by the Quotation Agent, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

All determinations made by the Quotation Agent with respect to determining the redemption price will be final and binding on all parties, absent manifest error.

Notice of any redemption will be given at least 30 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed, or as otherwise provided in accordance with DTC procedures. If fewer than all of the Notes are to be redeemed, the Trustee will select the particular Notes or portions of Notes to be redeemed by lot or pro rata or by another method the Trustee deems fair and appropriate (in each case, to the extent such Notes are held in global form, subject to the procedures of DTC).

Unless the Issuer defaults in payment of the redemption price, on or after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

In the event of redemption of this Note in part only, a new Note or Notes of like tenor and in an aggregate principal amount equal to the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If a Change of Control Repurchase Event (as defined below) occurs, unless the Issuer has exercised its right to redeem the Notes as described above or has defeased the Notes pursuant to Section 10.1 of the Indenture referred to herein, the Issuer will be required to make an irrevocable offer to each Holder of Notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control (as defined below), but in either case, after the public announcement of the Change of Control, the Issuer will give, or shall cause to be given, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event, offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), disclosing that any Note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering Notes. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached the obligations of the Issuer under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Issuer will be required, to the extent lawful, to: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased.

The Paying Agent will promptly distribute to each Holder of Notes properly tendered the purchase price for the Notes deposited by the Issuer. The Issuer will execute, and the Authenticating Agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered provided that each new Note will be in a principal amount of an integral multiple of $1,000. The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

As used in this paragraph and in the three immediately preceding paragraphs, the terms set forth below shall have the following respective meanings:

“Below Investment Grade Ratings Event” means that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies (as defined below) has publicly announced that it is considering a possible ratings change), the Notes cease to be rated Investment Grade (as defined below) by at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock (as defined below) of the Issuer or other Voting Stock into which the Voting Stock of the Issuer is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the consolidated assets of the Issuer, including the assets of the subsidiaries of the Issuer, taken as a whole, to one or more Persons (other than the Issuer or one of its subsidiaries); (4) the first day on which a majority of the members of the Board of Directors is composed of members who are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Issuer. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Issuer immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event for the Notes. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Issuer in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Issuer may appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating agency” as defined in the Exchange Act.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Notes are not subject to any sinking fund.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH IN FULL ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH IN FULL AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture referred to herein or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

SYSCO CORPORATION

[Seal]

By:
	Name:	Gregory Keyes
	Title:	Vice President and Treasurer

Attest:
	Name:	Adam S. Skorecki
	Title:	Senior Vice President, General
Counsel and Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Date:

This is one of the Securities referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

SYSCO CORPORATION

3.250% Senior Note due 2027

This Note is one of a duly authorized issue of securities of the Issuer (the “Securities”), issued and to be issued in one or more series under an Indenture dated as of June 15, 1995 by and between the Issuer and First Union National Bank as trustee, with The Bank of New York Mellon Trust Company, N.A., as successor trustee, as supplemented by a First Supplemental Indenture dated as of June 27, 1995, a Second Supplemental Indenture dated as of May 1, 1996, a Third Supplemental Indenture dated as of April 25, 1997, a Fourth Supplemental Indenture dated as of April 25, 1997, a Fifth Supplemental Indenture dated as of July 27, 1998, a Sixth Supplemental Indenture dated as of April 5, 2002, a Seventh Supplemental Indenture dated as of March 5, 2004, an Eighth Supplemental Indenture dated as of September 22, 2005, a Ninth Supplemental Indenture dated as of February 12, 2008, a Tenth Supplemental Indenture dated as of February 12, 2008, an Eleventh Supplemental Indenture dated as of March 17, 2009, a Twelfth Supplemental Indenture dated as of March 17, 2009, a Thirteenth Supplemental Indenture dated as of February 17, 2012 (the “Thirteenth Supplemental Indenture”), a Fourteenth Supplemental Indenture dated as of June 12, 2012, a Fifteenth Supplemental Indenture dated as of June 12, 2012, a Sixteenth Supplemental Indenture dated as of October 2, 2014, a Seventeenth Supplemental Indenture dated as of October 2, 2014, an Eighteenth Supplemental Indenture dated as of October 2, 2014, a Nineteenth Supplemental Indenture dated as of October 2, 2014, a Twentieth Supplemental Indenture dated as of October 2, 2014, a Twenty-First Supplemental Indenture dated as of October 2, 2014, a Twenty-Second Supplemental Indenture dated as of September 28, 2015, a Twenty-Third Supplemental Indenture dated as of September 28, 2015, a Twenty-Fourth Supplemental Indenture dated as of September 28, 2015, a Twenty-Fifth Supplemental Indenture dated as of September 28, 2015, a Twenty-Sixth Supplemental Indenture dated as of April 1, 2016, a Twenty-Seventh Supplemental Indenture dated as of April 1, 2016, a Twenty-Eighth Supplemental Indenture dated as of April 1, 2016, a Twenty-Ninth Supplemental Indenture dated as of April 1, 2016, a Thirtieth Supplemental Indenture dated as of June 23, 2016 and Thirty-First Supplemental Indenture dated as of June 22, 2017 (the “Thirty-First Supplemental Indenture” and, together with the Indenture dated as of June 15, 1995, and the Thirteenth Supplemental Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee thereunder solely with respect to the Notes and any other series of Securities issued thereunder for which U.S. Bank National Association may be designated from time to time as trustee, in lieu of The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, each subsidiary guarantor party thereto (collectively, the “Subsidiary Guarantors”), the Trustee and the Holders of the 3.250% Senior Notes due 2027 of the Issuer (the “Notes”) and of the terms upon which the Notes are, and are to be, authenticated and delivered. The acceptance of this Note shall be deemed to constitute the consent and agreement of the Holder hereof to all the terms and conditions of the Indenture. This Note is a Security of the series designated on the face hereof, which series is initially limited in aggregate principal amount to $750,000,000. To secure the due and punctual payment of principal of, premium, if any, and interest on the Notes and any other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms of this Note and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed the Obligations (as defined in the Thirty-First Supplemental Indenture) on a senior basis pursuant to the terms of the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Events of Default are defined in the Indenture and generally include: (i) default for 30 days in payment of any interest on the Notes; (ii) default in any payment of principal on any of the Notes when due and payable; (iii) failure on the part of the Issuer duly to observe or perform any of the covenants or agreements on the part of the Issuer in the Securities or in the Indenture which shall not have been remedied within 90 days after written notice by the Trustee or by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of all series affected thereby; or (iv) certain events involving bankruptcy, insolvency or reorganization of the Issuer. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities of each such affected series of then Outstanding Securities (voting as a single class) may declare the entire principal of all Securities of all such affected series, and the interest accrued thereon, if any, to be immediately due and payable, except that, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization of the Issuer, the principal and interest on the Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Subject to certain limitations, the Holders of a majority in aggregate principal amount of the Securities of each series affected (with all such series voting as a single class) at the time Outstanding shall have the right to direct the Trustee in its exercise of any trust or power conferred on the Trustee with respect to the Securities of such series by the Indenture, provided that the Trustee may decline to follow any such direction if the Trustee determines the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interest of Holders of the Securities of all series so affected not joining in the giving of said direction. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their best interests. The Indenture requires the Issuer to furnish an annual compliance certificate to the Trustee.

The Indenture contains provisions permitting the Issuer and the Trustee to modify the Indenture or any supplemental indenture without the consent of the Holders for one or more of the following purposes (as more particularly set forth in the Indenture): (1) to convey, transfer, assign, mortgage or pledge any property or assets to the Trustee as security for the Securities of one or more series; (2) to evidence the succession of another entity to the Issuer; (3) to add to the covenants of the Issuer or add Events of Default for the benefit of Holders; (4) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture as shall not adversely affect the interests of the Holders in any material respect; (5) to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 2.3 of the Indenture; and (6) to evidence the appointment of a successor Trustee.

The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding of each series to be affected (voting as a single class). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding with respect to which a default or Event of Default shall have occurred and be continuing (voting as a single class), on behalf of the Holders of all such Securities, to waive certain past defaults and Events of Default under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Security issued upon the registration of transfer hereof or in exchange for or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Without the consent of each Holder of each Note so effected, the Issuer may not extend the final maturity of any Note, or reduce the rate (or alter the method of computation) of interest thereon or extend the time for payment thereof, or reduce (or alter the method of computation of) any amount payable on redemption or repayment thereof or extend the time for payment thereof, or make the principal thereof or interest thereon (including any amount in respect of original issue discount) payable in any coin or currency other than that provided in the Notes or in accordance with the terms thereof, or reduce the amount that would be due and payable upon an acceleration of the maturity of any Note, or impair or affect the right of any Holder to institute suit for the payment thereof.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of Holders of Securities of such series, or of Coupons appertaining to such Securities, with respect to such covenant provision, shall be deemed not to affect the rights under the Indenture of Holders of Securities of any other series or of the Coupons appertaining to such Securities.

As set forth in, and subject to the provisions of, the Indenture, no Holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, unless (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (2) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and (4) the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or any interest on this Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note, as described on the face hereof, at the times, place and rate, and in the coin or currency, herein prescribed.

The Notes are issuable only in fully registered form and are represented either by one or more global certificates registered in the name of a depositary or in the name of its nominee or by a certificate or certificates registered in the name of the beneficial owner(s) of such Notes or its or their nominee(s). The Notes are issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of any authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations set forth in the Indenture or this Note, the transfer of this Note is registrable in the Security register, upon surrender of this Note for registration of transfer or exchange at the office or agency of the Security registrar or any successor or co-registrar in New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. The Issuer shall not be required to exchange or register a transfer of (a) any Notes for a period of 15 days next preceding the first giving of notice of redemption of the Notes, or (b) the Notes selected, called or being called for redemption, in whole or in part, except, in the case of any Note to be redeemed in part, the portion thereof not so to be redeemed.

In addition, the Issuer may maintain an agent, in such location or locations as the Issuer may select, to provide the Holders with an office at which they may present the Notes for registration of transfer or exchange. Notes accepted as set forth in the immediately preceding sentence shall be deemed to be presented to the Security registrar on the Business Day next succeeding the day that Notes are delivered to such agent.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Subject to the terms of the Indenture, prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or of certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture. The Indenture with respect to the Notes shall be discharged and canceled upon the payment of all of the Notes and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and U.S. Government Obligations sufficient for such payment.

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used but not defined in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

As provided in the Indenture, no recourse under or upon any obligation, covenant or agreement contained in the Indenture, or in this Note, or because of any indebtedness evidenced hereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

FORM OF ASSIGNMENT

ABBREVIATIONS

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s),

assign(s) and transfer(s) unto

Please insert Social Security or

other identifying number of assignee

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                         , attorney to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

Dated:
Notice: The signature(s) to this assignment must correspond with the name(s) as written on the face of the within instrument in every particular, without alteration or enlargement, or any change whatsoever.

SCHEDULE OF INCREASES OR DECREASES IN THE PRINCIPAL AMOUNT

OF THIS NOTE

The original principal amount of this Note is                      U.S. Dollars ($        ). The following increases or decreases in the principal amount of this Note have been made:

Date of increase or decrease	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Depositary